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                                                                  Exhibit 5.1

April 23, 2003



Teledyne Technologies Incorporated
12333 West Olympic Boulevard
Los Angeles, California  90064

Ladies and Gentlemen:

         I am Vice President and Associate General Counsel to Teledyne Technologies Incorporated (the "Company") and I have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of an additional 200,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), which are to be issued from time to time to certain non-employee directors of the Company in connection with the Teledyne Technologies Incorporated 1999 Non-Employee Director Stock Compensation Plan, as amended (the "Plan").

         I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plan and such other documents as I have deemed necessary or appropriate for purposes of this opinion.

         Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                             Very truly yours,

                                             /s/ Melanie S. Cibik

                                             Melanie S. Cibik
                                             Vice President and
                                             Associate General Counsel
                                             Teledyne Technologies Incorporated